INVESTMENT SUB-ADVISORY AGREEMENT

AMONG

STRATEGIC ADVISERS LLC,

D.E. SHAW INVESTMENT MANAGEMENT, L.L.C.

AND

FIDELITY RUTLAND SQUARE TRUST II

AGREEMENT, made this 7th day of March, 2024 among Fidelity Rutland Square Trust II (“Trust”), a Delaware statutory trust, on behalf of Strategic Advisers U.S. Total Stock Fund (the “Fund”), Strategic Advisers LLC (“Adviser”), a Delaware limited liability company, and D. E. Shaw Investment Management, L.L.C. (“Sub-Adviser”), a Delaware limited liability company (this “Agreement”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Adviser and the Sub-Adviser are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Trust has retained the Adviser to render investment advisory services to the Trust, on behalf of the Fund, pursuant to a Management Contract dated March 7, 2024, as may be amended from time to time (“Advisory Agreement”);

WHEREAS, the Advisory Agreement authorizes the Adviser to delegate to one or more other investment advisers any or all of the Adviser’s duties and obligations under the Advisory Agreement; and

WHEREAS, the Trust and the Adviser wish to retain the Sub-Adviser to render certain investment advisory services to the Fund with respect to the portion of the Fund’s assets allocated to the Sub-Adviser, as determined from time to time by the Adviser, and the Sub-Adviser is willing to render such services.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Adviser, the Sub-Adviser and the Trust as follows:

1.

Appointment

The Trust and the Adviser hereby appoint the Sub-Adviser to act as investment sub-adviser to the Fund with respect to the portion of the Fund’s assets allocated, from time to time, by the Adviser to the Sub-Adviser (the “Portfolio”), for the periods and on the terms set forth herein. The Sub-Adviser accepts the appointment and agrees to furnish the services set forth herein for the compensation provided in Section 7 of this Agreement.

2.

Services and Duties of Investment Sub-Adviser

Subject to the general supervision and oversight of the Adviser and the Board of Trustees of the Trust (the “Board”), the Sub-Adviser will:

(a)

provide a program of continuous investment management for the Portfolio in accordance with the Fund’s investment objective and policies as stated in the Fund’s prospectus and statement of additional information filed with the Securities and Exchange Commission (“SEC”) on Form N-1A, as amended and supplemented from time to time (the “Registration Statement”), and such other limitations as the Trust, the Fund, the Board or the Adviser may impose with respect to the Portfolio by notice to the Sub-Adviser;

(b)

invest and reinvest the assets of the Portfolio by selecting the securities, instruments, repurchase agreements, financial futures contracts, options and other investments and techniques that the Fund may purchase, sell, enter into or use in respect of the Portfolio;

(c)

oversee the placement of purchase and sale orders on behalf of the Fund in respect of the Portfolio;

(d)

employ portfolio managers to make investment decisions and, if applicable, securities analysts to provide research services to the Fund in respect of the Portfolio;

(e)

(1) subject to the understanding set forth in Section 10(a)(1) of this Agreement, have sole authority to vote all proxies solicited by or with respect to the issuers of securities in which the assets of the Portfolio may be invested in accordance with the Sub-Adviser’s proxy voting policies and procedures and in a manner that complies with applicable law; maintain records of all proxies voted on behalf of the Fund in respect of the Portfolio; and provide information to the Trust, the Adviser or their designated agent in a manner that is sufficiently complete and timely to ensure the Trust’s compliance with its filing obligations under Rule 30b1-4 of the 1940 Act; and

(2) have sole authority to determine whether to participate in voluntary corporate actions relating to the Portfolio.

(f)

maintain books and records with respect to the Fund’s securities transactions in respect of the Portfolio, in accordance with applicable laws, rules and regulations; and

(g)

to the extent reasonably requested by the Adviser or officers of the Fund, cooperate with and provide reasonable assistance to the Adviser and the Trust’s other service providers by (1) keeping them fully informed as to such matters that they may reasonably deem necessary with respect to the performance of their obligations to the Fund, (2) providing prompt responses to reasonable requests for information or assistance, and (3) establishing appropriate processes to promote the efficient exchange of information.

In providing those services, the Sub-Adviser will provide the Adviser and the Fund with an ongoing and continuous investment program in respect of the Portfolio. In addition, the Sub-Adviser will furnish the Adviser and/or the Fund with statistical information as the Adviser and/or the Fund may reasonably request with respect to the securities or other investments in which the assets of the Portfolio may be invested.

The Sub-Adviser further agrees that, in performing its duties hereunder, it will:

(h)

comply in all material respects with the applicable sections of (1) the 1940 Act and the Advisers Act and all rules and regulations thereunder, (2) any other applicable laws and regulations, including but not limited to applicable securities and anti-corruption laws and regulations, (3) the Sub-Adviser’s compliance policies and procedures (provided, however, that the Sub-Adviser shall comply with the policies and procedures provided by the Trust with respect to Rules 17e-1, 10f-3, and 17a-7 under the 1940 Act), (4) the rules and regulations of the Commodities Futures Trading Commission, (5) the Internal Revenue Code of 1986, as amended (“Code”), (6) the investment objectives, strategies, policies, limitations and restrictions of the Fund as described in the Registration Statement, (7) the Trust’s Trust Instrument and By-Laws and (8) any written instructions of the Adviser or the Board, provided that compliance with such written instructions would not, in the reasonable judgment of the Sub-Adviser, result in a violation of any of the preceding clauses (1)-(7);

(i)

manage the assets of the Portfolio to comply with the following requirements of the Code and regulations issued thereunder: section 851(b)(2) and section 851(b)(3) (and, if applicable, section 817(h)); provided, however, that with respect to the 10% voting securities test contained in section 851(b)(3)(A)(ii), the Sub-Adviser will comply with such requirements as the Trust, the Fund or its Adviser shall furnish to the Sub-Adviser from time to time;

(j)

keep the Adviser and/or the Board informed of developments materially affecting the Portfolio;

(k)

make available to the Board, the Adviser, the Fund’s Chief Compliance Officer (“CCO”) and the Trust’s administrator, promptly upon their request, such copies of its records with respect to the Fund as may be required to assist in their compliance with applicable laws and regulations. As reasonably requested by the Board or the Adviser, the Sub-Adviser will complete periodic or special questionnaires and furnish to the Board and/or the Adviser such periodic and special reports regarding the Fund and the Sub-Adviser including, but not limited to, (1) reports concerning transactions and performance of the Portfolio, and (2) quarterly and annual compliance reports and certifications including, (a) reports regarding compliance with the Trust’s procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the 1940 Act (as applicable), (b) quarterly reports identifying material compliance matters, (c) any material changes to (i) the Sub-Adviser’s compliance program  (including but not limited to revisions to those compliance policies and procedures previously shared with the Adviser), (ii) fundamental investment restrictions applicable to the Portfolio, (iii) procedures for opening brokerage accounts and, if applicable, commodity trading accounts on behalf of the Fund, and (iv) liquidity determinations for securities or other instruments held by the Portfolio such as, among others, securities purchased pursuant to Rule 144A and 4(2) commercial paper, and (d) violations of the Sub-Adviser’s Code of Ethics, and (3) such other procedures or requirements that  the Adviser may reasonably request from time to time;

(l)

make available to the Board and the Adviser at reasonable times its portfolio managers and other appropriate personnel as mutually agreed by the Adviser and Sub-Adviser, either in person or, at the mutual convenience of the Board, the Adviser and the Sub-Adviser, by telephone or other electronic media, in order to review the investment policies, performance and other matters relating to the management of the Fund;

(m)

review draft reports to shareholders, registration statements or portions thereof that relate to the Portfolio or the Sub-Adviser and other documents provided to the Sub-Adviser, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis as to the accuracy of the information contained in such reports or other documents;

(n)

use no material, non-public information concerning portfolio companies that may be in its possession or the possession of any of its affiliates, nor will the Sub-Adviser seek to obtain any such information, in providing investment advice or investment management services to the Fund;

(o)

promptly notify the Trust, the Adviser and the Board in the event that the Sub-Adviser or any of its affiliates becomes aware that the Sub-Adviser: (i) is subject to a statutory disqualification that prevents the Sub-Adviser from serving as investment adviser pursuant to this Agreement; (ii) fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (iii) is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority; (iv) is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Trust or the Adviser or their affiliates; or (v) is involved in any pending litigation or administrative proceeding brought against the Sub-Adviser or any of its management persons

(as defined in the instructions to Form ADV), which litigation or proceeding could reasonably be expected to have a material adverse effect on the Sub-Adviser’s business or reputation.  The Sub-Adviser further agrees to notify the Trust and the Adviser promptly of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Trust’s Registration Statement, as amended and supplemented from time to time, regarding the Fund, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect. The Sub-Adviser will promptly notify the Trust, the Adviser and the Board if any member of the Sub-Adviser’s Executive Committee or its portfolio management team for the Fund changes, or if there is an actual or imminent change in control or management of the Sub-Adviser within the meaning of Rules 2a-6 and 202(a)(1)-1 under the 1940 Act and Advisers Act, respectively;

(p)

not disclose information regarding Portfolio or Fund characteristics, trading history, portfolio holdings, performance information or any other related information about the Portfolio or Fund to any third party, except in compliance with Section 13(a) of this Agreement (including the consent provision therein) and the Trust’s policies on disclosure of portfolio holdings;

(q)

provide the Adviser, the Trust or the Board with such information and assurances (including certifications and sub-certifications) as the Adviser, the Trust or the Board may reasonably request from time to time in order to assist the Adviser, the Trust or the Board in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of the Fund’s Form N-CSRs and Form N-PORTs;

(r)

provide assistance to the Adviser, custodian or recordkeeping agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the Registration Statement, the value of any portfolio securities or other assets of the Portfolio for which the Adviser, custodian or recordkeeping agent seeks assistance from the Sub-Adviser or identifies for review by the Sub-Adviser.  This assistance includes (but is not limited to): (i) designating and providing access to one or more employees of the Sub-Adviser to discuss the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Board’s Valuation Committee convenes; (ii) assisting the Adviser or the custodian in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held in the Portfolio, upon the reasonable request of the Adviser or custodian; (iii) upon the reasonable request of the Adviser or the custodian, confirming pricing and providing recommendations for fair valuations; and (iv) maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and providing such information to the Adviser or the Trust upon request, with such records being deemed Fund records;

(s)

not consult with any other investment sub-adviser of the Trust (if any), or with the sub-adviser to any other investment company (or separate series thereof) managed by the Adviser concerning the Fund’s transactions in securities or other assets, except for purposes of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act, and, to the extent that multiple sub-advisers may be engaged to provide services to the Fund, the Sub-Adviser shall be responsible for providing investment advisory services only with respect to the Portfolio allocated to the Sub-Adviser by the Adviser; and

(t)

provide the Trust and the Adviser with a copy of its Form ADV as most recently filed with the SEC, notify the Adviser on a quarterly basis of any amendments to the Sub-Adviser’s Form ADV and furnish a copy of such amendments to the Trust and the Adviser; and provide the Trust and the Adviser with a copy of its Form ADV Part 2A as updated from time to time.

The Sub-Adviser further agrees with the consent of the Adviser, that it may perform any or all the services contemplated by this Agreement directly or through such of its subsidiaries or other affiliated persons, as it believes reasonably necessary to assist it in carrying out its obligations under this Agreement.  However, the Sub-Adviser may not retain the services of any entity that would be an “investment adviser”, as that term is defined in the 1940 Act, to the Fund unless any agreement with such entity has been approved by (i) a majority of the Trust’s Board of Trustees, including a majority of the Independent Trustees, and (ii) to the extent necessary, the vote of a majority of the outstanding voting securities of the Fund.  The Adviser hereby agrees that Sub-Adviser may delegate back office services to Arcesium LLC and may rely on the personnel of D.E. Shaw & Co., L.P.   For the avoidance of doubt, it is acknowledged and agreed that the Sub-Adviser assumes full responsibility for all actions, and any failure to act, by each officer, director, employee, independent contractor, affiliates of the Sub-Adviser or any other person utilized by the Sub-Adviser to perform services under this Agreement.

3.

Brokerage; Trading Agreements

 (a)

The Sub-Adviser may place orders pursuant to its investment determinations for the Fund directly with the issuers of the securities, or with brokers or dealers selected by the Sub-Adviser. The Sub-Adviser may, in respect of the Portfolio, open and maintain brokerage accounts of all types on behalf of and in the name of the Fund. The Sub-Adviser may enter into standard customer agreements with brokers and direct payments of cash, cash equivalents and securities and other property into such brokerage accounts as the Sub-Adviser deems desirable or appropriate. In selecting brokers or dealers to execute transactions on behalf of the Fund, the Sub-Adviser will in all cases seek to obtain best execution under the circumstances but need not solicit competitive bids or seek the lowest available commission costs. In assessing the best execution under the circumstances available for the Fund transaction, the Sub-Adviser will consider all factors it deems relevant, including, but not limited to, the breadth of the market in the security, the trading characteristics of a security, the broker or dealer’s financial condition, execution capability (which may include consideration of factors such as commission costs, transaction costs, inventory, liquidity, and the ability to transact at a given order size), speed of execution and/or the ease or difficulty of executing orders (whether due to operational or other considerations),clearance and settlement capability, customer service, ability to maintain confidentiality, the provision of research and other services (including access to analysts and subject matter experts), and potential or perceived conflicts of interest.. In selecting broker-dealers to execute a particular transaction, and in evaluating the best execution under the circumstances, the Sub-Adviser is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to the Fund and/or other accounts over which the Sub-Adviser or its affiliates exercise investment discretion. The parties hereto acknowledge that it is desirable for the Trust that the Sub-Adviser have access to supplemental investment and market research and security and economic analysis provided by broker-dealers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser may cause the Fund to pay a broker-dealer that furnishes brokerage and research services a higher commission than that which might be charged by another broker-dealer for effecting the same transaction, provided that the Sub-Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either the particular transaction or the overall responsibilities of the Sub-Adviser to the Fund in compliance with Section 28(e) of the 1934 Act. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser’s services to other clients. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder and subject to any other applicable laws and regulations, the Sub-Adviser and its affiliates are authorized to effect portfolio transactions for the Fund and to retain brokerage commissions on such transactions.

 (b)

The Sub-Adviser may, but shall not be obligated to, aggregate or bunch orders for the purchase or sale of securities for the Fund with orders for its other clients where: (i) such aggregation or bunching of orders is not inconsistent with the Fund’s investment objectives, policies and procedures, (ii)

the allocation of the securities so purchased or sold, as well as the allocation of expenses incurred in any such transaction, shall be made by the Sub-Adviser in a manner that complies with the Sub-Adviser’s trade allocation policies and procedures and is fair and equitable over time in the judgment of the Sub-Adviser and is consistent with the Sub-Adviser’s fiduciary obligations to the Fund and each of its other clients.

4.

Books, Records and Regulatory Filings

(a)

The Sub-Adviser agrees to maintain and to preserve for the applicable periods any such records as are required to be maintained by the Sub-Adviser with respect to the Fund by the 1940 Act and rules adopted thereunder, and by any other applicable laws, rules and regulations. The Sub-Adviser further agrees that all records that it maintains for the Fund are the property of the Fund and it will promptly surrender any of such records upon request; provided, however, that the Sub-Adviser may retain copies of such records for the applicable periods they are required to be retained either by applicable law or internal compliance purposes, whichever is longer.

(b)

Notwithstanding anything to the contrary in Section 13 of this Agreement, the Sub-Adviser agrees that it shall furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder that may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws, rules and regulations.

(c)

The Sub-Adviser shall make all filings with the SEC required of it pursuant to Section 13 of the 1934 Act with respect to its duties as are set forth herein. The Sub-Adviser also shall make all required filings on Schedule 13D or 13G and Form 13F (as well as other filings triggered by ownership in securities under other applicable laws, rules and regulations) in respect of the Portfolio as may be required of the Fund due to the activities of the Sub-Adviser. The Sub-Adviser (which includes, for purposes of this Section 4(c), its affiliates) shall be the sole filer of Form 13F with respect to the Portfolio of the Fund.

5.

Class Action Filings

The Sub-Adviser is not responsible for making any class action filings on behalf of the Trust.

6.

Standard of Care, Limitation of Liability and Indemnification

(a)

The Sub-Adviser shall exercise its best judgment in rendering the services under this Agreement. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, the Adviser or the Fund, or affiliated persons of the Adviser or the Fund (collectively, the “Adviser Indemnitees”) in connection with the matters to which this Agreement relates except a loss resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement; provided, however, that nothing herein shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Adviser Indemnitees for, and the Sub-Adviser shall indemnify and hold harmless the Adviser Indemnitees from, any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) to which any of the Adviser Indemnitees may become subject arising out of or resulting from (i) the Sub-Adviser causing the Fund to be in violation of any applicable federal or state law, rule, or regulation or any investment policy or restriction set forth in the Fund’s current Registration Statement; or the most current written guidelines, policies, or instruction, in each case provided in writing by the Board or the Adviser, (ii) the Sub-Adviser causing the Fund to fail to satisfy the requirements set forth in Section 2(i) hereof, (iii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Sub-Adviser or the Portfolio managed by the Sub-Adviser or the omission to state therein a material fact known to the Sub-Adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser for use therein, (iv) any trade error, or (v) a breach of this Agreement by the Sub-Adviser.  In addition, the Sub-Adviser shall indemnify and hold harmless the Trust and the Fund from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) to which either the Trust or the Fund may become subject directly arising out of or resulting from a breach of fiduciary duty by the Sub-Adviser under Section 36(b) of the 1940 Act (“Section 36(b)”) with respect to the receipt of compensation for its services under this Agreement.  The Sub-Adviser shall also indemnify and hold harmless Adviser and the Independent Trustees for any costs and expenses (including reasonable attorney’s fees) incurred in responding to a subpoena or request for information issued in connection with a Section 36(b) proceeding involving the Sub-Adviser (and for which the Adviser is not a party to the proceeding). Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Trust or the Fund may have under federal or state securities laws.

(b)

The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Instrument or other organizational document of the Trust and agrees that any obligations of the Trust or the Fund arising in connection with this Agreement shall be limited in all cases to the Fund and its assets, and the Sub-Adviser shall not seek satisfaction of any such obligation from any other fund of the Trust or the shareholders or any individual shareholder of the Fund. Nor shall the Sub-Adviser seek satisfaction of any such obligation from the trustees of the Trust (each, a “Trustee” and, together, the “Trustees”) or any individual Trustee or any officers.

(c)

As used in this Section 6(a) and (b), the term “Sub-Adviser” shall include any officers, directors, employees, independent contractors or other affiliates of the Sub-Adviser performing services with respect to the Fund under this Agreement.

(d)

The Adviser agrees to indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) to which the Sub-Adviser may become subject directly arising out of or resulting from, the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

(e)

For the avoidance of doubt, the parties agree that the Sub-Adviser’s liability and indemnity obligations in connection with the services under this Agreement shall be governed by this Section 6, notwithstanding any additional and/or conflicting terms contained in any policies, guidelines or similar materials of the Sub-Adviser.  Furthermore, in performing its services under this Agreement, the Sub-Adviser shall not be required to take into consideration, and shall have no responsibility with respect to, any assets held by the Fund other than those in the Portfolio.

7.

Compensation

The Sub-Adviser shall be compensated for the services rendered pursuant to this Agreement in accordance with the terms set forth on Schedule A attached hereto.

8.

Expenses

The Sub-Adviser will bear all expenses in connection with the performance of its services under this Agreement, excluding those costs of the Fund associated with brokerage activities. The Sub-Adviser shall bear all expenses and costs of the Trust (including reasonable attorney’s fees), if any, arising out of an actual or likely termination of this Agreement as a result of an assignment caused by a change of control or management of the Sub-Adviser, including the preparation and mailing of an information statement to shareholders pursuant to a “manager-of-managers” exemptive order from the SEC, or the preparation, mailing, solicitation and other costs associated with the use of a proxy statement relating to a shareholder vote in respect of a new sub-advisory agreement. The foregoing obligations of the Sub-Adviser shall apply in any circumstance in which the Adviser, in consultation with internal or outside counsel to the Trust, deems that an actual or possible assignment of this Agreement has occurred or is likely to occur, and determines that an information statement should be used, or a vote of shareholders should be obtained, as the case may be.

9.

Services to Other Companies or Accounts

The investment advisory services of the Sub-Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to other investment companies and clients (whether or not their investment objective and policies are similar to those of the Fund) and to engage in other activities, provided that such other services and activities do not materially interfere with or impair the Sub-Adviser’s ability to fulfill its duties and obligations under this Agreement.  If the Sub-Adviser provides any advice to its clients concerning investment in the shares of the Fund, the Sub-Adviser shall act solely for such clients in that regard and not in any way on behalf of the Adviser, the Trust or the Fund.

10.

Compliance Matters

(a)

The Sub-Adviser understands and agrees that it is a “service provider” to the Trust as contemplated by Rule 38a-1 under the 1940 Act. As such, the Sub-Adviser agrees to cooperate fully with the Adviser and the Trust and its Trustees and officers, including the Fund’s CCO, with respect to (i) any and all compliance-related matters, and (ii) the Trust’s efforts to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as that term is defined by Rule 38a-1) by the Trust, the Adviser and the Sub-Adviser. In this regard, the Sub-Adviser shall:

(1)

submit to the Board for its consideration and approval, prior to the effective date of this Agreement, certain portions of the Sub-Adviser’s compliance program as mutually agreed by the Adviser and the Sub-Adviser, it being understood that the Sub-Adviser’s obligation under Section 2(e) of this Agreement to vote all proxies solicited by or with respect to the issuers of securities in which the assets of the Portfolio may be invested shall be subject to the fulfillment of the condition that the Board approve the Sub-Adviser’s proxy voting policies and procedures;

(2)

submit annually (and at such other times as the Trust may reasonably request) to the Fund’s CCO and the Adviser for consideration by the Board, a summary report of the Sub-Adviser’s annual review of the adequacy and effectiveness of its compliance program, which shall include a description of any material amendments to such compliance program since the most recent such report;

(3)

provide periodic reports, certifications and information concerning the Sub-Adviser’s compliance program including, but not limited to, the following:

(i)

Quarterly Compliance Certifications, including any required attachments, no later than the tenth (10th) business day after each calendar quarter; and

 (ii)

Annual Report on Code of Ethics Matters, including any required attachments, no later than the fifteenth (15th) business day of October each year.

(4)

provide the Adviser and the Trust and its Trustees and officers with reasonable access to information regarding the Sub-Adviser’s compliance program, which access shall include on-site visits with the Sub-Adviser as may be reasonably requested from time to time;

(5)

permit the Adviser and the Trust and its Trustees and officers to maintain an active working relationship with the Sub-Adviser’s compliance personnel by, among other things, providing the Adviser and the Fund’s CCO and other officers with a specified individual within the Sub-Adviser’s organization to discuss and address compliance-related matters;

(6)

provide the Adviser and its chief compliance officer and the Trust and its Trustees and officers, including the Fund’s CCO, with such certifications as may be reasonably requested; and

(7) reasonably cooperate with any independent registered public accounting firm engaged by the Trust, ensure that all reasonably necessary information and the appropriate personnel are made available to such independent registered public accounting firm to support the expression of the independent registered public accounting firm’s opinion, and if available, each year provide the Adviser and such independent registered public accounting firm with a summary prepared by the Sub-Adviser of the most recent SSAE 18 Report (or applicable successor report) prepared by the Sub-Adviser’s independent auditors regarding the Sub-Adviser’s internal controls.

(b)

The Sub-Adviser represents, warrants and covenants that it has implemented and shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act.

11.

Duration and Termination

(a)

This Agreement shall be effective immediately as of the date set forth above and shall continue in effect for two years from its effective date with respect to the Fund, unless sooner terminated as provided herein, and shall continue year to year thereafter, provided each continuance is specifically approved at least annually by (i) the vote of a majority of the Trustees or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Trustees who are neither (A) parties to this Agreement nor (B) “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person (to the extent required by the 1940 Act) at a meeting called for the purpose of voting on such approval.

(b)

This Agreement is terminable with respect to the Fund, without penalty, on sixty (60) days’ written notice to the Sub-Adviser: (i) by the Trust, pursuant to (A) action by the Board or (B) the vote of the holders of a “majority” (as defined in the 1940 Act) of the shares of the Fund or (ii) by the Adviser. This Agreement is terminable with respect to the Fund, without penalty, by the Sub-Adviser upon ninety (90) days’ written notice to the Adviser and the Trust. In addition, this Agreement will terminate with respect to the Fund in the event of the termination of the Advisory Agreement with respect to the Fund.  This Agreement will be terminated automatically in the event of its “assignment” (as defined in the 1940 Act).

(c)

In the event of a termination of this Agreement for any reason with respect to the Fund, the Sub-Adviser shall reasonably cooperate with any transition manager  and with the Adviser in transitioning the management of the Portfolio to one or more new sub-advisers or to the Adviser, including, without limitation, providing the transition manager, at such intervals as the transition manager may request, with a list of holdings for the Portfolio and such other information as required by the transition management agreement, into which the Adviser and the transition manager will, at that time enter; provided, however, that the obligation of the Sub-Adviser to share the Portfolio’s holdings or any other information required to be provided pursuant to this Section 11(c) to any unaffiliated transition manager shall be conditional on the Adviser and/or unaffiliated transition manager delivering such information and documentation (including any representations, warranties, and agreements) as may be reasonably requested by the Sub-Adviser, and  The Sub-Adviser shall deliver to Adviser all periodic compliance reports, certifications and information applicable to the period of Sub-Adviser’s services provided under this Agreement, including annual compliance reports and certifications.

(d)

Termination of this Agreement shall not affect the rights or obligations of the Adviser, the Adviser Indemnitees and the Sub-Adviser under Section 6 (Standard of Care, Limitation of Liability and Indemnification), this Section 11 (Termination), and Section 16 (“Miscellaneous”) of this Agreement.

12.

Use of Name

(a)

The Sub-Adviser hereby consents to the use of its name (and, if required by applicable law, rules or regulations, the name of its affiliates) in the Fund’s disclosure documents, shareholder communications, advertising, sales literature and similar communications. The Sub-Adviser shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Adviser, the Trust, the Fund or any of their affiliates in its marketing materials unless it first receives prior written approval of the Trust and the Adviser.

(b)

It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

13.

Confidential Information

(a)

Each party agrees that it will treat confidentially all information provided by any other party (the “Discloser”) regarding the Discloser’s businesses and operations, including without limitation the investment activities or holdings of the Portfolio or the Fund, the investment systems, methods, tools, techniques, and strategies used by the Sub-Adviser in managing the Portfolio (“Confidential Information”).  All Confidential Information provided by the Discloser shall be used only by the other party  hereto (the “Recipient”) solely for the purposes of rendering services pursuant to this Agreement, and shall not be disclosed to any third party, without the prior consent of the Discloser, except for (i) (x) a limited number of attorneys, accountants and other advisers of the Recipient and its affiliates, (y) employees of the Recipient’s affiliates, and (z) any individuals or affiliates for whom consent is provided pursuant to Section 2(t), in each case on a need-to-know basis and solely for the purposes of rendering services under this Agreement, and (ii) in the Fund’s or Trust’s regulatory filings. Notwithstanding the foregoing, Sub-Adviser hereby agrees that the Adviser may provide information regarding Portfolio or Fund characteristics, trading history, portfolio holdings, performance information or any other related information (1) to Adviser’s analysts and portfolio managers assigned to the asset class(es) in which the Portfolio or Fund invests in connection with the management of portfolios in the discretionary investment programs through which the Fund is offered, (2) to any third party in compliance with the Trust’s policies on disclosure of portfolio holdings; and (3) in the case of transitions in the management of the Portfolio, to (A) any affiliate supporting such transitions and (B) an unaffiliated transition manager provided that the Adviser and/or unaffiliated transition manager delivers such information and documentation (including any representations, warranties, and agreements) as may be reasonably requested by the Sub-Adviser.  For the avoidance of doubt, nothing stated herein shall preclude or condition the ability of the Adviser to deliver the Portfolio in whole or in part to successor sub-advisers when delivered without attribution to the Sub-Adviser.  The Adviser hereby agrees that any public disclosure of the Fund’s full list of portfolio holdings on Fidelity’s website shall not attribute any specific holdings to the Sub-Adviser unless otherwise required by applicable law or regulation.

(b)

Confidential Information shall not include any information that: (i) is public when provided or thereafter becomes public through no wrongful act of the Recipient; (ii) is demonstrably known to the Recipient prior to execution of this Agreement; (iii) is independently developed by the Recipient through no wrongful act of the Recipient in the ordinary course of business outside of this Agreement; (iv) is generally employed by the trade at the time that the Recipient learns of such information or knowledge; or (v) has been rightfully and lawfully obtained by the Recipient from any third party.

(c)

In the event that the Recipient is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any of the Discloser’s Confidential Information, the Recipient will give the Discloser prompt written notice of such request or requirement to allow the Discloser an opportunity to obtain a protective order or otherwise obtain assurances that confidential treatment will be accorded to such Confidential Information.  In the event that such protective order or other remedy is not obtained, disclosure shall be made of only that portion of the Confidential Information that is legally required to be disclosed.  All Confidential Information disclosed as required by law shall nonetheless continue to be deemed Confidential Information.

(d)

The Adviser agrees that (i) it shall not reverse engineer the investment systems, methods, tools, techniques, or strategies used by the Sub-Adviser in managing the Portfolio, and (ii) except as expressly set forth in this Agreement, the Sub-Adviser has no obligation to provide the Adviser with any information related to the Sub-Adviser or its affiliates which the Sub-Adviser deems proprietary or constitutes as a trade secret.

 (e)

The parties to this Agreement further agree that a breach by the Recipient, or a breach by the Recipient’s employees, attorneys, accountants and or other advisers, of this Section 13 may cause irreparable injury to the Discloser for which monetary damages may not be adequate, and that, upon any such breach, the Discloser shall be entitled to seek injunctive or/ other equitable relief in addition to any remedies available at law.

(f)

Notwithstanding anything to the contrary in this Section 13, the Adviser agrees that the Sub-Adviser may use performance data it generates in connection with the Portfolio for its track record without the prior approval of the Adviser, provided that neither the Fund, the Trust nor the Adviser are specifically identified by name or otherwise readily identifiable.  For the avoidance of doubt, nothing in this Section 13 is intended to prevent the Sub-Adviser from including performance data it generates in connection with the Portfolio in the Sub-Adviser’s applicable GIPS composite.

14.

Amendment

This Agreement may be amended in writing signed by the parties to this Agreement in a manner that is in accordance with applicable laws, rules and regulations, as modified or interpreted by any applicable order, exemptive relief or interpretative release issued by the SEC.

15.

Notices

All notices hereunder shall be provided in writing, by facsimile or by email. Notices shall be deemed given if delivered in person or by messenger, certified mail with return receipt, or by a reputable overnight delivery service that provides evidence of receipt to the parties; upon receipt if sent by fax; or upon read receipt or reply if delivered by email, at the following addresses:

If to the Trust/Board:

Fidelity Rutland Square Trust II

245 Summer Street

Boston, MA 02210

Attn.: Chief Legal Officer

If to the Adviser:

Strategic Advisers LLC

245 Summer Street

Boston, MA 02210

Attn.: Chief Operating Officer

With Copy to:

Strategic Advisers LLC

245 Summer Street

Boston, MA 02210

Attn.: SVP, Head of Adviser Oversight

If to the Sub-Adviser:

D. E. Shaw Investment Management, L.L.C.

1166 Avenue of the Americas, Ninth Floor

New York, New York 10036

Attn.: Head of Investor Relations

With a copy to:

D. E. Shaw Investment Management, L.L.C.

1166 Avenue of the Americas, Ninth Floor

New York, New York 10036

Attn.: General Counsel

16.

Miscellaneous

(a)

This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

(b)

Titles or captions of sections in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions thereof.

(c)

This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.

(d)

This Agreement and the rights and obligations of the parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with the laws of The Commonwealth of Massachusetts, without giving effect to the choice of laws provisions of that or any other jurisdiction. To the extent that the applicable laws of The Commonwealth of Massachusetts conflict with the applicable provisions of the 1940 Act, the latter shall control. The parties irrevocably consent to submit to the jurisdiction of any federal or state court sitting in The Commonwealth of Massachusetts.

(e)

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(f)

Notwithstanding anything herein to the contrary, the Sub-Adviser shall be an independent contractor.  Nothing herein shall be construed as constituting the Sub-Adviser as an agent of the Adviser, the Trust or the Fund, except to the extent expressly authorized by this Agreement.

(g)

A failure or delay in exercising any right with respect to this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right will not be presumed to preclude any subsequent or further exercise of that right or the exercise of any other right.  Any waiver will be effective solely in the instance given, will not apply in any other instance, and will not imply any other waiver.

(g)

This Agreement and any documents related hereto may be electronically signed.  The parties agree that any electronic signatures appearing on this Agreement and any related documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

D. E. SHAW INVESTMENT MANAGEMENT, L.L.C.

By:

/s/ Alexis Halaby

Name: Alexis Halaby

Title: Authorized Signatory

STRATEGIC ADVISERS LLC

By:

/s/ Stephanie Caron

Name:  Stephanie Caron

Title:  Chief Operating Officer

FIDELITY RUTLAND SQUARE TRUST II

By:

/s/ Heather Bonner

Name:  Heather Bonner

Title:  Treasurer

[Signature Page]